Exhibit 99.1

Press Release

Gulfport Energy Corporation Appoints Paul Westerman to its Board of Directors

OKLAHOMA CITY (November 3, 2017) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport”) today announced that Paul D. Westerman has been appointed to the Company’s Board of Directors (the “Board”). Mr. Westerman has also been appointed to serve on the Board’s Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Westerman has served as a Trustee and Director of the Westerman Family Trusts and Westerman Interest Inc., respectively, since 1999. From September 2011 to December 2012, Mr. Westerman served as Senior Executive Vice President and Chief Business Development Officer of J-W Energy Company, a diversified energy company engaged in exploration and production, energy services, midstream and manufacturing, among other businesses. Mr. Westerman joined J-W Energy Company in 1984 and, during his time there, he served in several other leadership roles, including as Chief Operating Officer. Prior to joining J-W Energy Company, Mr. Westerman served in various positions at Phillips Petroleum Company, Terra Resources and Kerr-McGee Corporation. Mr. Westerman has served on the Board of Directors of J-W Energy Company since 1996. Mr. Westerman previously served as a Director of Vintage Bank, Benedictine College, the Dallas Petroleum Club, the Dallas Wildcatters Association and the Dallas Hard Hatters Association. Mr. Westerman is also a member of the National Association of Corporate Directors and the Society of Petroleum Engineers. Mr. Westerman earned his bachelor’s degree in petroleum engineering from the University of Oklahoma and is a Registered Professional Engineer in the State of Texas.

Michael G. Moore, Chief Executive and President, commented, “We are very pleased that Paul has decided to join the Gulfport Board of Directors. He holds over 35 years of energy industry experience and possesses technical expertise that will further strengthen our Board.”

About Gulfport

Gulfport Energy Corporation is an independent natural gas and oil company focused on the exploration and development of natural gas and oil properties in North America and is one of the largest producers of natural gas in the contiguous United States. Headquartered in Oklahoma City, Gulfport holds significant acreage positions in the Utica Shale of Eastern Ohio and the SCOOP Woodford and SCOOP Springer plays in Oklahoma. In addition, Gulfport holds an acreage position along the Louisiana Gulf Coast, a position in the Alberta Oil Sands in Canada through its approximately 25% interest in Grizzly Oil Sands ULC and has an approximately 25% equity interest in Mammoth Energy Services, Inc. (NASDAQ:TUSK).

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transactions described above. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Gulfport cannot assure you that the proposed transactions described above will be consummated on the terms Gulfport currently contemplates, if at all. Information concerning these and other factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor & Media Contact:

Jessica Wills – Manager, Investor Relations and Research

jwills@gulfportenergy.com

405-252-4550